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                                                                    Exhibit 23.4

                  [FELDMAN FINANCIAL LETTERHEAD APPEARS HERE]



June 27, 1997


Board of Directors
Spring Hill Savings Bank, F.S.B.
112 Federal Street
Pittsburgh, Pennsylvania  15212


Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Application for Approval of Conversion ("Form AC") filed with the Office of Thrift Supervision by Spring Hill Savings Bank, F.S.B. (the "Bank"), regarding the estimated pro forma market value of the Bank in connection with its conversion from mutual to stock form and simultaneous sale of shares of common stock by SHS Bancorp, Inc. (the "Holding Company"). We also consent to reference in the Form AC the summary of our opinion as to the value of subscription rights granted by the Bank. We further consent to the use of our name and summary opinions as noted above in the Registration Statement and Prospectus filed by the Holding Company with the Securities and Exchange Commission.

Sincerely,


/s/Feldman Financial Advisors, Inc.
FELDMAN FINANCIAL ADVISORS, INC.